UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3998
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 11, 2011, Bonds.com, Inc., an indirect wholly-owned subsidiary of Bonds.com Group, Inc. (“we,” “us,” “our” or the “Company”), entered into a Marketing Agreement with Red Kite Americas LLC (“Red Kite”).  Pursuant to the Marketing Agreement, among other things, Red Kite has agreed to use its best efforts to market and promote our trading platform to institutional investors whose principal places of business are located in Brazil, Mexico or Columbia, and Bonds.com, Inc. has agreed to compensate Red Kite for such efforts.  Red Kite’s compensation pursuant to this Marketing Agreement will be comprised of (a) a flat fee in the amount of $175.00 for each transaction in fixed income instruments executed on our trading platform by clients referred to Bonds.com, Inc. by Red Kite (subject to certain limitations), (b) a warrant to purchase 2,857,143 shares of Bonds.com Group, Inc.’s common stock at an exercise price of $0.07 per share, which will be issued to Red Kite immediately (the “Initial Warrant”), and (c) additional warrants to purchase shares of Bonds.com Group, Inc.’s common stock, with the number of shares issuable under and exercise price of such warrants determined based on 5% of the net revenue in excess of $100,000 we generate from clients referred to us by Red Kite and the 20-day weighted average price of our common stock at the end of each 12-month period under the Marketing Agreement (each an “Additional Warrant”).  For example, if after the first 12-month period under the Marketing Agreement, we have generated net revenue of $200,000 from clients referred to us by Red Kite, Red Kite’s compensation would include a warrant for a number of shares equal to $5,000 (5% of the net revenue in excess of $100,000 for such 12-month period) divided by the 20-day weighted average price of Bonds.com Group, Inc.’s common stock, and such warrant would have an exercise price equal to the 20-day weighted average price of such common stock.  The Initial Warrant and any Additional Warrants will have an exercise period of five years and shall be pursuant to the form of warrant included as an exhibit to this Current Report on Form 8-K.

Pursuant to the Marketing Agreement, Red Kite has agreed that it will offer our corporate fixed income trading platform exclusively, except that Red Kite may collaborate with a competitor of ours to offer such a platform if it determines that we have not made substantial reasonable progress in building, marketing and branding an emerging markets fixed income product after one year.  Additionally, Bonds.com, Inc. has agreed that it will offer its trading platform exclusively through Red Kite in Brazil, Mexico and Columbia, except that this exclusivity obligation would terminate if Red Kite exercises its right to collaborate with a competitor of ours.

The Marketing Agreement’s initial term is three years and it automatically renews for successive one-year terms unless terminated by either party upon 90-days notice prior to the end of a term.  Red Kite shall have the right to terminate the Marketing Agreement earlier if Bonds.com, Inc. is unable to develop an emerging markets trading platform on or before the first anniversary of the Marketing Agreement or if Bonds.com, Inc. materially breaches the Marketing Agreement.  Bonds.com, Inc. will have the right to terminate the Marketing Agreement earlier if (a) the aggregate per-transaction fees payable to Red Kite during the first year of the Marketing Agreement do not equal or exceed $100,000, (b) Red Kite materially breaches the Marketing Agreement, (c) Red Kite experiences a change of control, or (d) Bonds.com, Inc. experiences a change of control and pays a one-time termination fee equal to 50% of the per-transaction fees that otherwise would have been payable during the 12-month period following termination.

The foregoing descriptions of the Marketing Agreement, Initial Warrant and any Additional Warrants are summaries only and are qualified in their entirety by reference to actual agreements, which are included as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Marketing Agreement summarized in Item 1.01 above, effective August 11, 2011, Bonds.com Group, Inc. issued the Initial Warrant to Red Kite.  Additionally, pursuant to the terms of the Marketing Agreement, Bonds.com Group, Inc. may from time to time issue Additional Warrants to Red Kite.

The issuance of the Initial Warrant and any Additional Warrant was and would be made in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, based on the terms and circumstances of the transaction and restrictions on subsequent transfers of such warrants and the shares of common stock issued upon the exercise thereof.

Item 8.01                      Other Events.

On August 15, 2011, the Company issued a press release with respect to the Marketing Agreement described in Item 1.01 of this Current Report.  The press release is included as an exhibit to this Current Report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Marketing Agreement between Bonds.com, Inc. and Red Kite Americas LLC dated as of August 11, 2011
10.2	Form of Red Kite Americas LLC Warrant
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2011
BONDS.COM GROUP, INC.

By:	/s/ Jeffrey M. Chertoff
Name:	Jeffrey M. Chertoff
Title:	Chief Financial Officer